Exhibit 99.02

WOODHEAD INDUSTRIES

Moderator: Philippe Lemaitre
January 27, 2006
10:00 a.m. CT

Operator:	Good morning and welcome to the Woodhead Industries 2006 fiscal first quarter conference call. Before we begin, let me remind the audience that comments made during the conference call today held January 27, 2006, contain statements that are forward-looking. These statements are based on current expectations that are subject to risks and uncertainties. In particular, such risks include future actions, prospective products, future performance or results of current or anticipated products, sales efforts, expenses, changes in foreign exchange rates, the outcome of contingencies, such as legal proceedings, general economic and business conditions, competition, and other issues discussed in the company’s Form 10-K, and other SEC filings. I would like to also remind you that the call is being recorded. Let me now introduce your host for today’s call, Mr. Philippe Lemaitre, Chairman and Chief Executive Officer of Woodhead Industries. Please go ahead, Mr. Lemaitre.

Philippe Lemaitre:	Thank you, Melanie, and good morning everyone. We appreciate, as usual, that you are joining us today to review our performance and financial results for our 2006 first quarter.

With me today is Bob Fisher, our Vice President Finance and Chief Financial Officer, and Joe Nogal, our Vice President and Treasurer/Controller is also with us, and is available to respond to your questions at the end of the call.

We are pleased to report a solid start to our 2006 fiscal year. First quarter sales were $53.4 million, up 10 percent compared to the same quarter last year. Net income was $2.2 million, or 18 cents per share. This compares to $1.2 million of net income, and earnings per share of 10 cents in the first quarter of 2005.

Our North American connectivity business continues to be our strongest growth engine. This region produced another solid period of double-digit revenue growth during our fiscal first quarter, with total revenue up 22 percent compared to 2005. This performance coupled with improvement from our European operations, which were up seven percent in local currencies, enabled us to post another quarter of strong growth in Connectivity revenue.

We were also pleased to see substantial improvement in market demand for our electrical products, which recorded an 11 percent increase in sales during the quarter. In addition to solid performance of the revenue line, we continued to carefully manage our costs to ensure we maximize our operating profitability.

Bob will now take you through the numbers in greater detail, and review our results by business segment – Bob.

Robert Fisher:	Thank you, Philippe. As Philippe mentioned, first quarter consolidated revenues were $53.4 million, an increase of 9.8 percent year over year. Foreign exchange rate changes reduced sales by $1.8 million when compared to the same quarter in 2005. However, this reduction was largely offset by the receipt of $1.6 million related to a previously disclosed legal settlement.

Income from operations was $3.6 million, and net income totaled $2.2 million or 18 cents per share for the first quarter of 2006. This compares to income from operations of $226,000, and net income of $1.2 million or 10 cents per share during the first quarter of 2005.

It is important to remember that last year’s reported earnings of 10 cents per share included two sizable non-operating items. First a $1.2 million favorable impact of foreign exchange on our U.S. denominated loan on the Canadian books. And second, a $500,000 gain for product line divestitures. Our operating improvement this quarter can best be understood by analyzing an exhibit that we will attach to the 8-K for this call.

As for the impact of changes in exchange rates on the loan, we eliminated most of the volatility going forward by entering into forward contracts to cover our future debt payments. These contracts were executed during the fourth quarter of fiscal 2005.

International sales accounted for 44 percent of revenue during the first quarter, down slightly from 45 percent during the same period last year.

Gross margin for the first quarter was 37.7 percent, including the legal settlement. Our core product margins were up 1.5 points compared to last year’s gross margin of 34.4 percent. And it should be noted that the first quarter is seasonally the lowest margin quarter of the year.

While price increases have been tougher to realize than we hoped, our targeted margin rate is still 39 to 40 percent, and we expect to make progress towards this target over the remainder of the fiscal year.

Operating expenses totaled $16.5 million during the quarter, effectively flat with 2005, even with increases in SOX and stock award costs. We expect operating expenses to grow only 3 percent for the full year.

In the Connectivity Segment, first quarter sales were $40.4 million, up 9.5 percent from last year. Income from operations in this segment totaled $1.7 million. Last year’s sales were $36.9 million, and income from operations was $61,000.

The full impact of the foreign exchange changes and the legal settlement are reflected in the Connectivity Segment revenues. Although these factors largely offset one another on the revenue line, the legal settlement accounted for $600,000 of the increase in income from operations year over year. Aside from the impact of the legal settlement, profitability in this segment improved on a year-over-year basis as a result of increased sales, improved gross margins, and lower operating expenses.

Electrical Segment sales were $13.1 million in the first quarter, up 10.8 percent from the same period last year. Income from operations improved significantly, totaling $1.2 million for the quarter this year, up from $300,000 for the same period last year. The sizable improvement in operating profitability for this segment is primarily attributable to higher volume, tight cost controls, and the business improvements made during the last 3 quarters of fiscal 2005.

Backlog increased $1.9 million, or 12 percent during the quarter, and by an additional $2.3 million in January to a level of $20.5 million.

On the cash management front, inventory turns increased slightly during the quarter, and days sales outstanding were reduced by two days.

Capital expenditures were $1.5 million in the quarter, and were primarily driven by our continued investment in a new worldwide ERP system, which we’ll begin to roll out in North America in April. This compares to depreciation and amortization of $3.1 million in the quarter, and we expect capital expenditures for the full year to be between $8 and $9 million.

Our tax rate for the quarter was 36 percent, compared to 22 percent last year. Going forward, we expect the tax rate to continue to be in the range of 35 to 37 percent.

In summary, I want to reiterate that one, we had a very good quarter on the top line. Our North American initiatives continue to show results. Europe has started to come back, and the Electrical business is growing at more than double the GDP rate. Two, margins were slightly lower than planned due to competitive pressures that Philippe will explain in a couple of minutes. But again, it is important to note that the first quarter is historically a low margin quarter, and we expect higher margins as the year goes on. And third, fixed costs will continue to be controlled across the businesses to maximize returns. Overall, we’re pleased with the quarter, and our prospects going forward.

Philippe will now provide some final thoughts and guidance for the remainder of the quarter, or remainder of the fiscal year.

Philippe Lemaitre:	Thank you, Bob.

As Bob indicated, market demand for our products continues to grow at a solid rate. However, we expect tough competitive conditions and continued commodity price increases to keep our gross margin slightly below our long-term target. And we expect that it will be between 38 and 39 percent for the remainder of the fiscal year.

Most significant at this time is the competitive environment and its impact on pricing. In our most recent round of North American price increases, we had hoped to realize a 2 percent net price increase. But we were only able to achieve a 1 percent net price increase.

While we will continue to be a price leader, and push for price increases in our markets, our most recent experience has led us to scale back our expectations of what we can achieve from another price increase scheduled for early this calendar year.

We are now forecasting a net increase of only 1 percent, versus the 2 percent we had planned. The combined impact of the lower than planned price increases for both actions, and slightly higher than originally expected costs associated with SOX, result in a second quarter revenue forecast of $57 to $59 million, and earnings per share of 18 to 21 cents.

For the full year, we now anticipate revenue of $227 to $231 million, and earnings per share of 79 cents to 85 cents.

Operator, we are now ready to take questions.

Operator:	Thank you. The question-and-answer session will be conducted electronically. If you would like to ask a question today, please press star one on your touch-tone telephone at this time. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, that is star one to ask a question today. And we’ll pause for just one moment. We’ll take our first question from Alexander Paris from Barrington Research.

Alexander Paris:	Good morning.

Philippe Lemaitre:	Good morning, Alex.

Alexander Paris:	Just one question. On the 18 cents that you reported, that did include the 7 cents for the legal?

Philippe Lemaitre:	Yes.

Alexander Paris:	So if you just took it out, it really was 11 cents, correct?

Philippe Lemaitre:	Correct.

Alexander Paris:	OK. Looking at your guidance, first of all I’ve got to applaud you for sending guidance out that far, a lot of people are not doing that, and it’s …

Philippe Lemaitre:	Thank you.

Alexander Paris:	… and it’s been fairly accurate. But just looking at it, I think quickly it looks like from your previous guidance to this one, it looks like sales are, using the averages in the middle, down only about $4 million, but your earnings per share guidance is down about 10 cents by my estimates. Now you’ll be expecting margins to be going up anyway from your previous cost cutting, and you’ve been expecting rising margins. So this seems like a little bigger drop in earnings than I would have guessed from your reduction in the revenue guidance. Is that mostly price that you had forecasted in there and had to reduce?

Philippe Lemaitre:	Yes, number one, on the revenue side, it’s mostly foreign exchange acting negatively on us. On the earnings, the price portion is about 8 cents, that’s about 1 percent net, and then we have about 2 cents of SOX costs that we didn’t plan for early on.

Alexander Paris:	What costs?

Philippe Lemaitre:	Sarbanes-Oxley.

Alexander Paris:	Oh, Oxley, OK. So you just broke down the – you’re assuming that what I said was correct, 10 cents shortfall from your previous estimate, 8 of that is because of the lower price realizations and 2 cents for Sarbanes?

Philippe Lemaitre:	Yes, 2 extra cents for Sarbanes.

Alexander Paris:	Two more than you expected.

Philippe Lemaitre:	Yes.

Alexander Paris:	Yes, right. I didn’t remember, did you have option expense in there, in this quarter?

Robert Fisher:	Yes, we had about 1 cent on the EPS line.

Alexander Paris:	Is that what you expect quarterly?

Robert Fisher:	For this year, yes.

Alexander Paris:	What about last year, do you have the number that you reported that that amounted to last year?

Robert Fisher:	So that wasn’t in our P&L last year, we’re just starting to expense it based on the regulations.

Alexander Paris:	But didn’t you have to do it before that, you had to put what it would have been? I know you didn’t report it.

Robert Fisher:	We didn’t report it, no.

Alexander Paris:	Oh, you didn’t have it in your 10Q at all?

Robert Fisher:	Well, it was in the Q, yes.

Alexander Paris:	That’s what I meant. Do you – do you recall what it was in the 10Q?

Robert Fisher:	No, not off hand.

Alexander Paris:	OK. All right. So taking out foreign exchange then, your sales expectations for the year are no lower than they were earlier. Is that correct?

Philippe Lemaitre:	Yes, that’s correct.

Alexander Paris:	OK. And you mentioned you’re seeing improvement in Europe, is that in the markets themselves, or is that improvement in your business? In other words, are you doing better than the market?

Philippe Lemaitre:	It’s tough to say, but I think it’s the market, you know, as I mentioned, it’s about seven, 7.5 percent improvement. It’s still spotty, you know, it will vary from month to month somewhat between Germany and Italy and U.K. or France. But I think it’s more market, people are a little bit more optimistic today than they were 3 months ago.

Alexander Paris:	And I forgot, are you undergoing some restructuring in Europe?

Philippe Lemaitre:	Not major ones, no.

Alexander Paris:	OK. So that’s purely the market and not margin improvement from previous...

Philippe Lemaitre:	That’s right.

Alexander Paris:	…restructuring?

Philippe Lemaitre:	Yes.

Alexander Paris:	OK. All right, thank you very much.

Philippe Lemaitre:	Thank you, Alex.

Operator:	Next we’ll go to John Franzreb from Sidoti & Company.

John Franzreb:	Good morning, guys.

Philippe Lemaitre:	Morning, John.

John Franzreb:	First question I wanted to talk a little bit about this – the inability to get the price increases. Could you discuss what factors are contributing to that? Is it competition? Could you go a little bit deeper into that?

Philippe Lemaitre:	Yes, well from a historical point of view, you know, price increases are net, we have had 1 to 2 percent, one to 2.5 percent. What is happening these days is that the Euro is a little bit lower, you know, so it’s an advantage for the European competitors. And so, on the market here in North America, that’s where the price increase I’m talking about is affected. The market in North America, we are trying to be more aggressive, and you know, we are a price leader, but in situations where we really don’t want to lose the business, or we want to gain the business, we will align our price. And that is a factor that influences what, at the end of the day, is our net price increase. And for the last few months, as I said, we expected about 2, but with that change in that Euro to dollar valuation, it has been a little bit more difficult, and we are realizing only 1.

John Franzreb:	OK. The Electrical side of the business, pretty impressive growth year over year. Could you provide some more color what’s driving that revenue growth, what end markets, can you discuss that a little bit?

Philippe Lemaitre:	Yes, it’s broad-based, I think it comes from all the efforts that we put last year. We were very disappointed with, you know, some of the issues we had last year. We had put a lot of effort to correct the situation. And we see a general pick up on our products; lighting is doing very well, our grips products are doing well as well. But you know, it’s not carried by one product, it’s all over the place, so we are very pleased with that.

John Franzreb:	Is there an end market that’s maybe pulling demand?

Philippe Lemaitre:	Not really.

John Franzreb:	No, OK.

John Franzreb:	Could you discuss a little bit about your thoughts in the auto sector, I know you have an awful lot of product that goes there, and you’re spec’ed in to certain auto makers, you know, we’ve had the announcements about some closures of facilities, could you give us some thoughts of what you expect to happen in the year ahead, and maybe even a little bit further down the line as a result of some of this consolidation?

Philippe Lemaitre:	Yes, you know, obviously it’s something that we are watching. We are not seeing any reduction in demand in the automotive sector for us. If anything, it might be increasing rather than reducing. And I think that on the short- to mid-term, you know, even the people that are in trouble, they cannot get out of that situation by just cost cutting, they have to have new lines and new platforms, and as a result, this is an opportunity for us. On a longer-term basis, I would expect like everybody that the transplants will have more importance than maybe – or gain more importance, and our strategy is to do more business with this transplant.

John Franzreb:	OK. New products have been the focus for the past 2 years. Could you tell me what new products were percent of revenues in the quarter? And maybe what your R&D outlook is going to be for the year ahead?

Philippe Lemaitre:	Yes, the way we count new products, we have new product and then we have customization and variations. And, you know, historically we have been at about 10 percent of our sales are new product, and about 30 percent of our sales is a combination of new products and customization and variations. I think that if anything, we are probably – I don’t have the exact number, but I would say we are probably a little bit over now 10 percent with the new product. This is continuing nicely. A product like BradPower™ is starting to have very good acceptance, and you know, we’re selling at the seven-digit-type level. And by the way, it’s about typical for us to put a new product on the market, and for that product to take a couple years before we achieve about 7 digits and then growing at better industry rate.

We are starting to have a good acceptance on a worldwide basis with our Ultra-Lock™ in our new connector concept. From a revenue point of view, this is not yet very important, but from an acceptance by a very different industry, it’s starting to be very rewarding. So we expect that to pay off in the next few quarters.

Overall for the year 2005, I reviewed the number; I think we did in excess of about 60 different new products, so our engineering machine is working fairly well.

John Franzreb:	And what’s your R&D budget going to be for the year ahead?

Robert Fisher:	How much?

Joseph Nogal:	$11 million for all of engineering, including R&D, that would be maintenance as well as pure R&D.

John Franzreb:	OK, thank you very much, guys.

Philippe Lemaitre:	Thank you, John.

Operator:	Next we’ll go to Kevin Sarsany from Foresight Research Solutions.

Kevin Sarsany:	Yes, I have a question for Bob. On the litigation...

Robert Fisher:	Yes.

Kevin Sarsany:	...why is it included in revenue?

Robert Fisher:	That’s what our accountants told us to do.

Kevin Sarsany:	OK. And what is – when you talk about an operating profit of $600,000, what is offsetting that? Is that your accountants?

Robert Fisher:	No, not the accountants, we didn’t pay them that much.

Kevin Sarsany:	OK.

Robert Fisher:	What we did in the – so it’s – the million six is in revenue and connectivity.

Kevin Sarsany:	Yes.

Robert Fisher:	And what we did is we charged the Connectivity Segment for the legal fees that we’ve expended over the last 2 to 3 years in order to get that and so that was a charge to the Connectivity Segment of about a million dollars, and a corresponding credit to corporate where it was picked up originally.

Kevin Sarsany:	OK, so that was the flip on the corporate side?

Robert Fisher:	Correct.

Kevin Sarsany:	OK. And can you quantify what it added to gross profit?

Robert Fisher:	So at gross profit, it was the full million six.

Kevin Sarsany:	…point six.

Robert Fisher:	Yes, and so that’s why – that it affected the gross profit rate by 1.5 points …

Kevin Sarsany:	OK.

Robert Fisher:	… in the quarter.

Kevin Sarsany:	I missed that then. Positively?

Philippe Lemaitre:	Yes.

Robert Fisher:	Yes.

Kevin Sarsany:	OK. And is there an expected litigation benefit in the 2Q?

Robert Fisher:	No.

Kevin Sarsany:	No, OK, so that goes away.

Robert Fisher:	It was a one-time event.

Kevin Sarsany:	It was a one-time event. So the 18 to 21 is just pure business as far as you know?

Robert Fisher:	That is correct.

Kevin Sarsany:	OK. But if we looked at a full year, that does include the 7 cents?

Robert Fisher:	Correct.

Kevin Sarsany:	All right, so then you’re really guiding 72 to 78?

Robert Fisher:	Without the litigation …

Kevin Sarsany:	Without the litigation, OK. I guess on the Connectivity side, I was kind of surprised at the margins, because I exclude the litigation in the top line and bottom line, and you know, it looked like margins at 2.9 percent, and I know this is the soft part of the year for you, would it seem pretty low operating margin. Can you talk about your profitability in North America that’s benefiting from most of your restructuring, and what’s going on in Europe, and then touch on the small Asia Pacific, if you don’t mind?

Philippe Lemaitre:	Yes, let’s talk about the margin in the first quarter. I think the element of the margin is two-fold. One is you know, the seasonality which is mainly based on volume. The second one is that we – when you look at our sales for the first quarter, we had more sales in the connector business portion of that than in the software and electronic portion of it, which is a higher overall margin. This is due to the fact that we have had acceleration in some projects on the connector side, and we had some project, mostly from the semiconductor industry that have been in the software and electronic that has been pushed to Q2, Q3, and are starting now.

This is typical of our business, you know, the software and electronic business is a project based business, and while we are pretty good at predicting the year sales for that business, it’s a lot tougher to predict the timing within a given quarter; that can vary quite a bit.

So that’s the main reason for the lower gross margin in Q1, and for, you know, the prediction that we gave of 38, 39 for the remaining quarters.

In Europe, as I mentioned, the gross is – Europe is doing better than it – for us than it was about three, four months ago. It’s still spotty, and from month to month, it will vary from country to country a little bit. But there is an optimism in Europe, and we expect that we will continue at the same rate.

Asia Pacific is still continuing well with us, our growth rate this year are less than last year. If you’ll recall last year we had very, very growth rate at about 25 percent plus. This year, in the first quarter, we earned about three, four percent, if I recall correctly on this base, but we’re still doing extremely well in Japan. And we are making progress in China.

Kevin Sarsany:	And is Europe profitable?

Philippe Lemaitre:	Yes, Europe is profitable.

Kevin Sarsany:	OK, and are you still planning on starting the restructuring this year in Europe?

Philippe Lemaitre:	Well, what we do in Europe, we are moving some product to Czech Republic, we’re trying to do that slowly so that we don’t have big cost impact, you know, severance like to take.

Kevin Sarsany:	OK, and then I guess the last question, on the SOX, what was the additional 2 cents? I know last quarter it was higher than expected. Is – this seems to be a trend that just continues.

Robert Fisher:	Well it shouldn’t continue. This is our second year of SOX …

Kevin Sarsany:	OK.

Robert Fisher:	We expected the cost to go down more significantly than it is. So it will be down year over year, but it’s just a little bit higher than our original plan for the fiscal year 2006.

Kevin Sarsany:	OK, all right, thank you.

Philippe Lemaitre:	Thank you, Kevin.

Operator:	Next we’ll go to Dennis Scannell from Rutabaga Capital.

Dennis Scannell:	Yes, good morning, Philippe and Bob.

Philippe Lemaitre:	Good morning, Dennis.

Dennis Scannell:	Just had a couple of quick follow ups, because most of my questions have been answered. So in the guidance, and looking at the top line, the shortfall is more on pricing demand volume – demand or volume? Does it seem to be trending about where you guys had expected?

Philippe Lemaitre:	Yes.

Dennis Scannell:	Anything going on in terms of market share, like are we having to be more aggressive on pricing because of competitive threats?

Philippe Lemaitre:	Well what I have said is that, you know, further pricing is mostly North American, and there are some competitors in North America that are European based. And because the Euro to the dollar is a better rate for that now, they are more aggressive, and for us to maintain certain accounts or to gain certain accounts, we have to yield a little bit more of our expected price increase than what we thought.

Robert Fisher:	Dennis, we actually anticipated that, you know, with the commodity price increases that we’ve had, and what we expect everybody else has had, that we would get some following and be able to implement the 2 percent net, and people would follow, but they just haven’t done that.

Dennis Scannell:	Got you. So I’m sorry, so I hadn’t really understand, that’s more of a North American phenomenon than a European … phenomenon?

Philippe Lemaitre:	Yes.

Dennis Scannell:	But it’s European competitors here. OK, that’s helpful. One other thing – on the Electrical business, again the comparison was pretty easy. As I recall, it was a year ago’s quarter that we had the awkwardness on the consumer business, am I remembering that correctly?

Robert Fisher:	Correct, yes.

Dennis Scannell:	And just out of curiosity, how is the consumer business doing now? Are there more opportunities there? I mean it – the comparison again would suggest that again that seems to be running OK, and I think you all were looking at whether or not this was something you would want to expand, or just kind of pull back from. How is that going as you view it today?

Philippe Lemaitre:	We have decided to pull back from that.

Dennis Scannell:	OK. So the strength really is coming from your industrial/commercial business?

Philippe Lemaitre:	That’s right.

Dennis Scannell:	Yes, well, and with what’s going in commercial construction, that seems to fit nicely.

Philippe Lemaitre:	Right.

Dennis Scannell:	OK, good. That’s good, that’s all I had, thanks a lot.

Philippe Lemaitre:	Thank you, Dennis.

Operator:	Once again if you would like to ask a question today, that is star one on your touch-tone telephone. Next we’ll take a question from Greg Weaver with Kern Capital.

Greg Weaver:	My question has been answered, thank you.

Philippe Lemaitre:	Thank you, Greg.

Operator:	Next we’ll go to Alexander Paris from Barrington Research for a follow-up question.

Alexander Paris:	My question was answered too, thank you.

Philippe Lemaitre:	Thank you, Alex.

Operator:	Once again if you would like to ask a question, that is star one on your touch-tone telephone, and it appears there are no further questions at this time. Mr. Lemaitre, I’d like to turn the conference back over to you for any additional or closing remarks.

Philippe Lemaitre:	Well I just want to thank everybody for being with us this morning, and we will talk to you again in three months. Goodbye.

Operator:	That does conclude today’s teleconference. We’d like to thank you for your participation, and have a great afternoon.

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